Exhibit 99.2
TELULAR CORPORATION, #4120939
TELULAR CORPORATION 3RD QUARTER 2009 EARNINGS
August 6, 2009, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)
Operator: Good afternoon ladies and gentlemen and thank you for standing by, and welcome to the Telular Corporation’s Third Quarter 2009 Earnings Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions, and at that time if you have a question, please press the star, followed by the one, on your touch-tone phone. If you need operator assistance at any time during the call, please press star, zero. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Thursday August 6th, 2009.
I would now like to turn the conference over to our host, Miss Brinlea Johnson of The Blueshirt Group. Go ahead ma’am.
Brinlea Johnson: Good afternoon ladies and gentlemen and welcome to Telular Corporation’s Conference Call to discuss operating results for the Third Quarter ended June 30th, 2009. By now, everyone should have received a copy of the company’s press release sent out this afternoon. If you need a copy of the press release, please contact The Blueshirt Group at 212-551-1463. On the line with us today from Telular’s management is Joe Beatty, President & Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.
Before we begin I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the company’s 10-K and other periodic filings with the SEC for a discussion of these factors. At this point I would like to turn the call over to Mr. Joe Beatty.
Joe Beatty: Thank you, Brinlea. Good afternoon everyone. Welcome to Telular’s conference call to discuss financial results for the third quarter of 2009.
We had a solid third quarter, reporting sequential revenue growth driven by our Telguard business and continued profitability despite the tough economic environment. During the quarter we continued to build on our steady recurring revenue stream which now represents 47% of total revenues. Additionally, we completed a successful Dutch Auction tender offer to repurchase shares of our common stock and maintained a very strong balance sheet. Looking ahead, I am very optimistic about the growth of our Telguard business and remain focused on driving long-term growth and profitability throughout the business.
I’ll go into more detail later on in the call but for now I’m going to turn the call over to Jonathan Charak, our CFO, to review the third quarter 2009 financials.
Jonathan Charak: Thank you, Joe. Good afternoon. For the third quarter of 2009, Telular reported revenue of $12.4 million, up 5% sequentially from $11.8 million for the second quarter of 2009. The company posted another quarter of consecutive profitability with net income of $39,000, or $0.00 per share, as compared to a net loss of $4.1 million, or $0.21 per share in the prior year period. For the third quarter of 2009, income from continuing operations before non-cash items, was $1.1 million and was up sequentially from $753,000 in the second quarter of 2009.
Income from continuing operations before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business. Third quarter 2009 Telguard product and service revenues increased 16% to $10.3 million from $8.9 million reported in the second quarter of 2009. Telguard product sales in the third quarter increased over 29% sequentially to $4.9 million from $3.8 million. Additionally, Telguard service revenues increased sequentially to $5.4 million from $5.2 million.
In the third quarter, we sold approximately 34,000 Telguard units and activated roughly 28,000 new Telguard subscribers. We continue to build a steady stream of recurring revenue which accounted for 47% of total net revenue for the third quarter as we increased our Telguard subscriber base to over 469,000. Period end subscriber base reflects our favorable quarterly churn rate continuing at 0.7%. The average selling price for Telguard hardware units sold in the third quarter decreased slightly to $141 from $143 reported in the second quarter, as we have become a bit more aggressive on pricing. Telguard service average revenue per unit, or ARPU, remains flat sequentially at $3.96 per month in the third quarter of 2009. TankLink and Terminal product sales were $1.7 million in the third quarter of 2009, a decrease from $2.6 million in the second quarter of 2009.
We are experiencing weakness in these business lines from a tough economic environment, both domestically and in Latin America, which we expect to persist in the fourth quarter.
Turning to operations, we continue to control costs and realize operational efficiencies, reducing operating expenses in the quarter to $4.2 million from $4.5 million in the second quarter of 2009, while growing our revenue. During the quarter, we completed a modified Dutch Auction tender offer repurchasing over 2.3 million shares of our common stock which represented approximately 14% of shares of common stock outstanding on the date of purchase. We were pleased with the final results of this offer as we believe that we properly set the price range to elicit the number of shares we were seeking and that it was an attractive investment for the company. Meanwhile, we continued to generate cash from continuing operations and our cash balance remains strong at $18.2 million with no debt. We still have 1.2 million available to buy back shares under the share repurchase program previously authorized by our board.
Now I’d like to turn the call back to Joe to go into a more detailed discussion of our business and the longer term growth plans.
Joe Beatty: Thanks, Jonathan. Telular reported a solid third quarter. We continued to drive revenue growth, lower operating expenses, generate profits and maintain a strong balance sheet. In the third quarter we saw strong sequential growth in our Telguard business which once again exceeded expectations. While the weak economy has been negatively impacting our other lines of business, Telguard continues to outperform our expectations. As consumers are increasingly eliminating traditional telephone lines, we are seeing security dealers installing Telguard as the primary communications mode. This is occurring despite the fact that security dealers are seeing above-average overall attrition rates related to the weakened housing markets. We are very optimistic about our Telguard business and we expect it to continue to perform well, such that we are raising our unit sales expectation to a range of 30,000 — 35,000 units per quarter, versus our prior expectation of 20,000 — 25,000 units per quarter.
While TankLink sales in the quarter were slower than expected, we took the opportunity to change leadership in order to bring in stronger sales expertise and to re-emphasize the sales and customer service processes. We will be moving the TankLink business into our Chicago headquarters to centralize our staff and further improve operating efficiencies. Though our TankLink solutions are cost-effective and highly reliable, they have been susceptible to weakness in the economy. We believe this business will be bolstered by new leadership, and as the economy rebounds, we will be well positioned as the lead application in fuel and chemical tank monitoring. In the Terminal business, sales were lower due to the economy, specifically in Latin America.
In summary, I am pleased with our third quarter financial results and the steady progress we are making at building a large and growing base of Telguard and TankLink subscribers. I believe our growing stream of recurring service revenue, which currently represents nearly half of total revenues with Telular, is an underappreciated and highly valuable asset of our business.
Looking ahead, we are focused on five key initiatives: building a steady recurring stream of service revenues, capitalizing on the rising wireless trend to drive Telguard sales, positioning TankLink and Terminal marketing efforts for growth when the economy improves, continuing to tightly manage our cost structure and generating cash and building shareholder value.
I look forward to keeping you updated on our progress. With that, I’d like to turn it over to the operator to coordinate any questions that you might have.
Operator: One moment. Ladies and gentlemen I apologize for the technical difficulty. If you wish to ask a question, it is star, one on your touch-tone phone. And if you wish to withdraw your question it is star, two. Again, if you wish to ask a question it is star, one on your touch-tone phone. And our first question comes from the line of David Kanen with First MidWest Securities. Go ahead.
David Kanen: Good evening, gentlemen. Congratulations on a solid quarter.
Joe Beatty: Thanks, Dave.
David Kanen: First question is, in moving some of the TankLink staff into your headquarters in Chicago, will there be any cost savings on a sequential basis or is this essentially offset by some of the additional salespeople that you’ve added?
Joe Beatty: Yeah, there will be some cost savings that won’t appear though until the next calendar year when the lease terminates where they currently are. I think, I would say there will be some modest cost savings there but not until our second fiscal quarter of 2010.
David Kanen: Uh huh.
Joe Beatty: And I’m looking forward to having the team here, we think it will just enhance the interaction between kind of the sales and service team there and the production staff that we have here in our downtown location.

David Kanen: I’m sure it’s probably a little early at this point with the changes that you made, but are you seeing any indications at this point on the TankLink side of the business with some of the management changes and the additional salespeople?
Joe Beatty: Yes, it is early. I think the bigger factor in that space is the economy right now. I would phrase what we’re doing as kind of tweaks, taking advantage of a little bit slower period to kind of tweak our sales processes and our team, so yes, I think it’s a little early yet in terms of the leadership change that earlier went into affect only within the last couple months, so more to come on that, but I think the economy is particularly hitting that line of business. It’s really a contrast with Telguard where things are doing really well in light of a weak economy and what you hear from other companies even in the security space overall. I think the wireless aspect of security is certainly a good trend and it’s overwhelming in what is otherwise a bit of a down market for security dealers.
David Kanen: So, you are raising the guidance on Terminal sales which is also going to drive higher growth on the recurring revenue side. Is the main impetus for this just a transition from wire line to wireless that dealers, when they meet with a residential customer, they are more apt to recommend the wireless backup now and people are more receptive to it than let’s say they were a year, or two, or three ago. Is that the driving force?
Joe Beatty: Yes, I think that’s the number one force, definitely in that security dealers have realized, gosh a portion of our customers don’t even have phone lines so we have to put it in for them, and oh, by the way I’m starting to get calls from existing customers that have removed their phone line so now I have to do a truck-roll and add something to their system for wireless, maybe I should just be putting it in right up front on all my system sales. So I think it’s that kind of a mentality that’s primarily driving it. I think the other thing is brand equity, I mean the sales and service team in our Telguard unit is just doing a great job. I’ve gotten a couple of notes from customers even in the last week about how great the team is and our reliability and our ease of use I think are pretty strong factors out there. Product line in terms of hardware options for dealers so it’s all coming together very nicely.
David Kanen: And, Joe, can you give me a sense as to the opportunity within the market, and what I mean by that is let’s say out of every 100 truck-rolls to do an installation in the residential, with a residential customer, approximately how many right now do you think are going for wireless backup and how much opportunity is there for growth?
Joe Beatty: I’d say this, first of all I’d just tweak your phrasing a little bit and say, and I realized I had to train myself to speak differently because I used to say wireless backup but it’s really wireless primary and wireless as the primary mode that’s the change and so if they are selling it they are putting it in primary right off the bat. It’s difficult to say the percentage. I would speak to the penetration though. I think of the 20 or 22 million monitored premises in the U.S., I’d estimate about 10%, a couple million of those have wireless, and so I just think that penetration is just going to start marching forward continuously over a period of years to the majority over 50%. It’s tough to hazard a guess as to how quickly that will happen but I think we are going to see just a continual increase in penetration of that existing base and that’s really what’s going on here. And so that’s a lot of potential if we’re only at around 10% penetration we’ve got a long way to go.
David Kanen: Okay, thanks.
Joe Beatty: Thanks, Dave.

Operator: And our next question comes from the line of P.J. Solit with Potomac Capital Management. Go ahead.
P.J. Solit: Thank you. Dave covered a couple of my points but I guess maybe one area I wanted to explore was it looks like your services gross margin was in the mid 50’s, I guess where do you see that going and is it limited because of the network costs, what’s the dynamic there?
Joe Beatty: Sure, services margin went up slightly from last quarter on a sequential basis, it was 55.3 last quarter and then 55.8 in the quarter we just reported and we used to talk about being about 50% and we then we got across that threshold. I would say it does have the potential to drift somewhat higher still. The main cost component is the costs we have to our cellular service providers but I do think it can, over time, drift higher but I think modestly so.
P.J. Solit: Got ya. All right. Well nice job on that and I also commend you guys and your board on taking advantage of the low prices and doing the Dutch tender, it’s nice to see you take advantage of having the cash position.
Joe Beatty: Yes, I appreciate that feedback. You know we were working with open market purchases and we just saw an opportunity to get a bigger chunk of stock quickly with the tender offer. So we feel like it worked out very well and I think you know we wanted to make sure our investors see us demonstrate shareholder value. We work on our operations to improve results and we’ll do what we can in terms of getting cash back to shareholders to create value as well.

P.J. Solit: Okay, appreciate it, thanks.

Joe Beatty: Thanks, P.J.
Operator: And there are no further questions at this time so I will return it to management for any closing remarks.
Joe Beatty: Thanks. I would just say thanks to everyone for tuning in and I want to reiterate our excitement. The Telguard business is going very well. I think we feel like it’s a long-term trend that’s begun here in the last few quarters where wireless is going to take on a primary role in that and so we feel good about it, good enough to raise the guidance’s that we have and yeah we appreciate your patience and your participation today. Look forward to keeping you posted in future quarters. Thanks.
Operator: Well, ladies and gentlemen, this does conclude your conference for today. This conference will be available for replay after 4:30 Pacific Time today through August 8th at midnight. Thank you for your participation. You may now disconnect.
END